SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                            LaPolla Industries, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    516648102
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                February 21, 2007
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP No. 516648102                                            Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     ComVest Capital LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     51-0567247
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,000,000 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,000,000 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,000,000 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 516648102                                            Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     ComVest Capital Management LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     51-0567244
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,000,000 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,000,000 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,000,000 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 516648102                                            Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     ComVest Group Holdings, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     01-0622406
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,000,000 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,000,000 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,000,000 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 516648102                                            Page 5 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     MIchael S. Falk

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  [_]
     (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          4,000,000 Shares
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            4,000,000 Shares
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,000,000 Shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.9% of Common Stock

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON* (See Instructions)

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  Name of Issuer:
            LaPolla Industries, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

            Intercontinental Business Park, 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032
            -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
            ComVest Capital LLC ("ComVest")
            -------------------------------------------------------------------
            ComVest Capital Management LLC ("Management")
            -------------------------------------------------------------------
            ComVest Group Holdings, LLC ("CGH")
            -------------------------------------------------------------------
            Michael S. Falk
            -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office or, if None, Residence:
            One North Clematis, Suite 300, West Palm Beach, Florida 33401
            -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

            Management, ComVest and CGH are Delaware Limited Liability
            Companies.

            Michael S. Falk is a U.S. citizen.
            -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:
            Common Stock, $.01 Par Value Per Share
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  516648102

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

            The reporting persons are a group for purposes of the filing of this statement.

ITEM 4.  Ownership:
(a) Amount beneficially owned by all reporting persons: 4,000,000 Shares
(b) Percent of class: 6.9% of Common Stock
(c) Number of shares as to which the reporting persons have:
            (i)  sole power to vote or to direct the vote: 0 Shares
            (ii) shared power to vote or to direct the vote: 4,000,000 Shares

            (iii) sole power to dispose or to direct the disposition: 0 Shares
            (iv) shared power to dispose or to direct the disposition:
                 4,000,000 Shares


ITEM 5.     Ownership of five percent or less of a class.

            If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following:
            [ ].

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
            Not applicable.

ITEM 8. Identification and classification of members of the group. The reporting persons are a group for purposes of filing this
Statement. See Exhibit 1 attached hereto.

ITEM 9.     Notice of dissolution of group.
            Not applicable.

ITEM 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 26, 2007

                                     ComVest Capital LLC

                                     By:  ComVest Capital Management LLC,
                                          its managing member

                                          By: /s/ Michael S. Falk
                                              ----------------------------------
                                              Michael S. Falk, Managing Member


                                     ComVest Capital Management LLC

                                          By: /s/ Michael S. Falk
                                              ----------------------------------
                                              Michael S. Falk, Managing Member


                                     ComVest Group Holdings LLC

                                          By: /s/ Michael S. Falk
                                              ----------------------------------
                                              Michael S. Falk, Chairman



                                     /s/ Michael S. Falk
                                     -------------------------------------------
                                     Michael S. Falk, individually